As filed with the Securities and Exchange Commission on August 12, 2004

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DIVIDENT REINVESTMENT AND
STOCK PURCHASE PLAN

Sponsored by

SOUTHWEST GAS CORPORATION
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	88-0085720 (I.R.S. Employer Identification No.)

5241 Spring Mountain Road
P.O. Box 98510
Las Vegas, Nevada 89193-8510
(702) 876-7237
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

GEORGE C. BIEHL
Executive Vice President, Chief Financial Officer and Corporate Secretary
Southwest Gas Corporation
5241 Spring Mountain Road
P.O. Box 98510
Las Vegas, Nevada 89193-8510
(702) 876-7237
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []
            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []
            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

CALCULATION OF REGISTRATION FEE

Title of securities being registered	Amount to be registered	Proposed maximum offering price per share *	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock ($1 par value)	1,000,000 shares	$22.97	$22,970,000	$2,910.30

*	Pursuant to Rule 457(c), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low composite prices of the Common Stock as reported by the Consolidated Tape Association on August 9, 2004 of $22.97 per share.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED AUGUST 12, 2004

PROSPECTUS

SOUTHWEST GAS CORPORATION

Dividend Reinvestment and Stock Purchase Plan

1,000,000 Shares

Common Stock, $1 Par Value

        We are offering this Dividend Reinvestment and Stock Purchase Plan, or Plan, to our shareholders, our employees, our natural gas customers and residents of Arizona, California and Nevada to purchase shares of Common Stock. We refer to the Dividend Reinvestment and Stock Purchase Plan as the “Plan” in this prospectus. Anyone who joins and participates in the Plan will be considered a “Participant.” Participation is voluntary.

        The Plan provides a convenient method for our existing stockholders to reinvest their Common Stock dividends automatically into additional shares of Common Stock and for new stockholders to purchase shares of Common Stock. The Plan is set forth and explained in question-and-answer format under the heading “The Plan” beginning on page 5 of this prospectus. If you own shares of Common Stock and choose not to participate in the Plan, you will receive cash dividends, as declared, in the usual manner.

        Shares of Common Stock for Participants under the Plan will either be purchased directly from us or through the Plan agent in the open market. The price of shares purchased by Participants with reinvested dividends, initial investments or optional cash payments will be (i) in the case of the purchase of original shares of Common Stock, the composite closing price of the Common Stock on the investment date as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association (or, if no trading in the Common Stock occurs on that date, the composite closing price on the next preceding date on which trading occurred) or the weighted average composite closing price as reported on the consolidated tape for the Common Stock purchased during the investment period, and (ii) in the case of the purchase of shares of Common Stock in the open market, the weighted average price (excluding brokerage commissions) paid to obtain the Common Stock during the investment period.

        The Common Stock is listed on the New York Stock Exchange (symbol “SWX”).

WE ENCOURAGE YOU TO READ THIS PROSPECTUS CAREFULLY AND TO KEEP IT FOR FUTURE REFERENCE. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

_________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_________________

The date of this Prospectus is August __, 2004.

TABLE OF CONTENTS

RISK FACTORS

        Investing in the Common Stock involves risks that could affect us and our business, as well as the energy industry generally. Please see the risk factors as discussed under the heading “Company Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this prospectus. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic reports, which are also incorporated by reference into this prospectus. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing shares of Common Stock, you should carefully consider the risks discussed in the documents incorporated by reference herein and other information in this prospectus. Each of the risks described could result in a decrease in the value of the Common Stock and your investment in our company.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates statements which constitute “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included or incorporated by reference in this prospectus are forward-looking statements, including, without limitation, statements regarding our company’s plans, objectives, goals, projections, strategies, future events or performance and underlying assumptions. The words “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words and expressions are generally used and intended to identify forward-looking statements. All forward-looking statements are intended to be subject to the safe harbor protection provided by the Securities Litigation Reform Act of 1995.

        A number of important factors affecting the business and financial results of our company could cause actual results to differ materially from those stated in forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, changes in natural gas prices, our ability to recover costs through our PGA mechanism, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, resolution of pending litigation, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition and our ability to raise capital in external financings or through our Plan. In addition, we can provide no assurance that our discussions regarding certain trends relating to our financing, operations and maintenance expenses will continue in future periods. For additional information on the risks associated with our business, see Item 1. Business — Company Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this prospectus.

        All forward-looking statements in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update or revise any of those forward-looking statements even if experience or future changes show that the indicated results or events will not be realized. We caution you not to unduly rely on any forward-looking statement(s).

        You should also consider any other factors in this prospectus or in any accompanying supplement, including the information incorporated by reference in this prospectus or into any accompanying supplement.

AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file reports, proxy statements and other information with the SEC. You can inspect and copy these materials at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the SEC: 175 West Jackson Blvd., Suite 900, Chicago, Illinois 60604; and 233 Broadway, New York, New York 10279. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of the information may also be accessed on the World Wide Web through the SEC’s Internet address at http://www.sec.gov. In addition, you may inspect these materials at the offices of the New York Stock Exchange.

        This prospectus does not contain all the information set forth in the Registration Statement and accompanying exhibits which we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this Registration Statement, except to the extent that the information is superseded in this Registration Statement. This Registration Statement incorporates by reference the information contained in the following documents:

        •    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

        •    Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004.

        •    Our Current Reports on Form 8-K filed on March 23, 2004, March 24, 2004, May 17, 2004, and July 28, 2004.

        •    A description of our Common Stock contained in Form 8-K previously filed by us with the SEC on July 23, 2003.

        We also incorporate by reference the information in all other Exchange Act documents that we file with the SEC after the date of this Registration Statement. The information contained in any such document will be considered part of this Registration Statement from the date the document is filed.

        If you would like to receive a copy of any document incorporated by reference into this Registration Statement (which will not include any of the exhibits to the documents other than those exhibits that are specifically incorporated by reference into this Registration Statement), you may call or write to Shareholder Services, Southwest Gas Corporation, P.O. Box 98511, Las Vegas, Nevada 89193-8511, (800) 331-1119 or (702) 876-7280. We will provide you these documents free of charge.

        We also make our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports available, free of charge, through our website at www.swgas.com as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Information contained on our website does not constitute part of this prospectus.

OVERVIEW OF COMPANY

        We were incorporated under the laws of the State of California effective March 1931. We are engaged in the business of purchasing, transporting and distributing natural gas in portions of Arizona, Nevada and California and, as a natural gas utility, we currently serve over 1.5 million customers in the foregoing states.

        Our executive offices are located at 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number (702) 876-7237.

USE OF PROCEEDS

        To the extent that we directly issue original shares of Common Stock to Participants under the Plan, we will use the proceeds in connection with our construction program, to pay for additional capital improvements to our facilities and for other corporate purposes. Pending disbursement for this purpose, we may use the proceeds to reduce the amount of our short-term indebtedness. We cannot predict how many original shares will be sold under the Plan and, therefore, cannot estimate the amount of proceeds that we will receive. If the Plan agent purchases shares of Common Stock in the open market under the Plan, we will not receive any proceeds.

THE PLAN

        The following is a detailed description, in question-and-answer form, of the Plan. For additional information concerning the Plan, you may telephone us at (800) 331-1119 or (702) 876-7280.

PURPOSE

1.     What is the purpose of the Plan?

        The purpose of the Plan is to provide to our shareholders, our natural gas customers, our employees and residents of Arizona, California and Nevada a simple and convenient method of investing in Common Stock. Shares of Common Stock purchased under the Plan will be either, authorized but unissued shares purchased from us, Original Issue Shares, or outstanding shares purchased in the open market or through negotiated transactions, Open Market Shares. The decision to purchase shares in the open market will depend upon the relationship of the purchase price of the shares and book value of the stock. To the extent we purchase or the Plan agent purchases Original Issue Shares, we will use the sale proceeds for our continuing construction program and for other corporate purposes. If the Plan agent purchases Open Market Shares, we will not receive any sale proceeds.

FEATURES

2.     What are the features of the Plan?

        You may make an initial investment in shares of Common Stock by making a minimum payment of $100. Thereafter, you may invest in additional shares by making optional cash payments of no less than $25. Your initial investment and any optional cash payments in the aggregate may not exceed $100,000 per calendar year.

        You must reinvest all of your cash dividends automatically in additional shares of Common Stock when the total shares owned by you are less than 250 shares. If you own 250 or more shares, you have the option of receiving one-half of your dividends in cash. If you deposit and maintain all of your shares with the Plan for safekeeping purposes only, you will have the option of receiving all of your dividends in cash.

        Full investment of funds is possible under the Plan because we will credit fractions of shares of Common Stock, as well as full shares, to your Plan account or accounts. In addition, we will credit dividends on fractional shares, as well as full shares, to your Plan account. We will provide simplified record keeping by preparing and distributing to you regular statements of Plan accounts.

ADMINISTRATION

3.     Who administers the Plan?

        We administer the Plan, maintain records, send statements of Plan accounts to Participants and perform other duties relating to the Plan. We will appoint an independent Plan agent to act for you in purchasing and selling shares of our Common Stock in the open market through negotiated transactions and, under limited circumstances, from us. Subject to the objective of obtaining the lowest overall cost of shares purchased, the Plan agent will have full discretion in all matters relating to purchases and sale of such shares. We will register in the name of our nominee those shares purchased for you under the Plan, and the nominee will hold those shares for your Plan account until you otherwise instruct us.

4.     Where should I send my correspondence regarding the Plan?

        You should direct and send all correspondence regarding the Plan to:

Shareholder Services Southwest Gas Corporation P.O. Box 98511 Las Vegas, NV 89193-8511

PARTICIPATION

5.     Who may participate in the Plan?

        Our shareholders, our natural gas customers, our employees and all residents of Arizona, California and Nevada are eligible to participate in the Plan.

        A Plan account may be opened in your name, jointly in your name and that of another person, in your name and that of a single beneficiary, in your name as custodian for a minor or as trustee for another person by completing the Enrollment and Authorization Form in the proper manner.

6.     How does an eligible individual join the Plan?

        •    If you are a shareholder of record, you may join the Plan by completing and returning an Enrollment Form. If you are a beneficial shareholder (i.e., the record shareholder is your nominee), evidence acceptable to us regarding your ownership of Common Stock will have to accompany the Enrollment Form.

        •    If you are one of our natural gas customers, you may join the Plan by completing an Enrollment Form and returning it to us along with a minimum initial investment of $100.

        •    If you are one of our employees and participate in our Employees’ Investment Plan, or EIP, you may join the Plan by completing and returning an Enrollment Form. If you are one of our employees and do not participate in the EIP, you may join the Plan by completing an Enrollment Form and returning it to us along with a minimum initial investment of $100.

        •    If you are a resident of Arizona, California or Nevada and do not otherwise qualify to participate in the Plan, you may join the Plan by completing an Enrollment Form and returning it to us along with a minimum initial investment of $100.

        We will furnish Enrollment Forms to you at any time upon your request to Shareholder Services, Southwest Gas Corporation, P.O. Box 98511, Las Vegas, Nevada 89193-8511, or by telephoning the Company at (800) 331-1119 or (702) 876-7280.

7.     When can an eligible individual join the Plan?

        If you are one of our shareholders or one of our employees who is participating in the EIP, you may join the Plan at any time. If an Enrollment Form is received on or before the record date for a dividend payment, reinvestment of dividends will begin with that dividend. If the Enrollment Form is received after the record date, reinvestment of dividends will begin with the next dividend payment date. (See also Question 10 below)

        Our natural gas customers, our employees who do not participate in the EIP, and residents of Arizona, California and Nevada who are not already shareholders, will join the Plan once their initial minimum investment of $100 has been used to purchase shares of Common Stock. An initial minimum investment of $100 received during any month will be invested as of the next investment date or during the next investment period. Upon the purchase of shares of Common Stock with your initial minimum investment, you will become a Participant under the Plan.

8.     What does the Enrollment Form provide?

        The Enrollment Form authorizes us to do the following:

        Initial Investment. Upon our receipt of a minimum initial investment payment of $100 from one of our natural gas customers, one of our employees who does not participate in the EIP, or a resident of Arizona, California and Nevada who is not already a shareholder, we or the Plan agent will purchase shares of Common Stock for your Plan account on the next investment date or during the next investment period. (See also Question 9 below)

        Optional Cash Payments. Upon our receipt of optional cash payments, in amounts from a minimum of $25 up to a maximum of $100,000 per calendar year, we or the Plan agent will purchase shares of Common Stock for your Plan account on the next investment date or during the next investment period. (See also Question 11 below)

        Dividend Reinvestment. We or the Plan agent will automatically reinvest dividends on all shares of Common Stock held in Plan accounts on the investment date or during the next investment period that coincides with the payment of dividends for shares of Common Stock. (See also Question 10 below) We or the Plan agent will also automatically reinvest dividends on all of the shares of record held by you outside the Plan. If you own a total of 250 or more shares, you will have the option of receiving one-half of your dividends in cash. If you deposit and maintain all of your shares with the Plan for safekeeping purposes only, you will have the option of receiving all of your dividends in cash.

INITIAL INVESTMENTS

9.     When will initial minimum investment payments be invested?

        The timing for the investment of the initial minimum investment payments depends upon whether the shares of Common Stock will be purchased by us or the Plan agent. If we purchase Original Issue Shares, the purchases will occur twice during the month. If the Plan agent purchases Original Issue or Open Market Shares, the purchases will occur once each month. We will not pay you any interest on payments that we receive and hold prior to investment.

        Company Purchases. Initial investment payments received by us by the 10th day of any month will be invested in Original Issue Shares on the 15th day of the month. Initial investment payments received after the 10th and on or before the 25th day of any month will be invested in Original Issue Shares on the first business day of the following month. If any of these dates are not business days, the planned action will be extended to the following business day. Such dates are the “investment date(s)” for purposes of the Plan. We may delay or authorize the Plan agent to make purchases directly from us during periods when the Plan is being marketed or during other distributions of Common Stock.

        Plan Agent Purchases. Initial investment payments received by the 25th day of any month will be invested in Original Issue or Open Market Shares by the Plan agent during the 30-day period commencing on the 26th day of the month. Such period is the “investment period” for the purposes of the Plan.

        Upon our receipt of your written request on or before the investment date or the day before the start of the investment period in which we are holding the initial investment, you may, without withdrawing from the Plan, receive the return of a portion of the initial investment payment, provided that a minimum of $100 is maintained in the Plan.

REINVESTED DIVIDENDS

10.     When will dividends be reinvested?

        You may direct that any dividends on shares of Common Stock be reinvested under the Plan and we will reinvest those dividends or shares on the investment date or during the investment period coinciding with the payment of such dividend. We have ordinarily paid Common Stock dividends on the first business day of March, June, September, and December, but we cannot guarantee or assure you that we will continue to pay dividends on this basis.

        Instructions regarding the automatic reinvestment of dividends on shares of Common Stock of record will be effective on the next dividend payment date if we receive your Enrollment Form by the record date (which is normally the 15th calendar day of the month preceding the month in which a dividend is paid) established for a dividend payment. If we receive instructions after the record date for a dividend, those instructions will not be effective until the next dividend payment date.

OPTIONAL CASH PAYMENTS

11.     Who is eligible to make optional cash payments?

        Once you become a Participant, you are eligible to make optional cash payments of at least $25 at any time. You may make an optional cash payment at the time of joining the Plan by enclosing your payment with the Enrollment Form. Thereafter, you should enclose and send to us optional cash payments with the form provided with your statement of your Plan account.

        Optional cash payments cannot be less than $25 and cannot exceed $100,000 per calendar year per Participant. Optional cash payments can be made by check or money order payable and delivered to: Southwest Gas Corporation DRSPP, P.O. Box 98511, Las Vegas, Nevada 89193-8511, Attention: Shareholder Services. You should include your Plan account number on all checks.

12.	When will optional cash payments be invested and when will dividends be paid on shares of Common Stock purchased with optional cash payments?

        The timing of the investment of optional cash payments depends upon whether the Common Stock will be purchased by us or the Plan agent. If we purchase Original Issue Shares, the purchases will occur twice during the month. If the Plan agent purchases Original Issue or Open Market Shares, the purchases will occur once each month. We will not pay any interest on payments that we receive and hold prior to investment.

        Company Purchases. If we receive optional cash payments by the 10th day of any month, we will invest the payments in Original Issue Shares on the 15th day of the month. If we receive optional cash payments after the 10th and on or before the 25th day of any month, we will invest the payments in Original Issue Shares on the first business day of the following month. Such dates are the “investment date(s)” for purposes of the Plan. If any of these dates are not business days, the planned action will be extended to the following business day. We may delay or authorize the Plan agent to purchase shares directly from us during periods when the Plan is being marketed or during other distributions of Common Stock.

        Plan Agent Purchases. If the Plan agent receives optional cash payments by the 25th day of any month, the Plan agent will invest those payments in Original Issue or Open Market Shares during the investment period, the 30-day period commencing on the 26th day of the month.

        When we directly purchase Original Issue Shares, we will reinvest any dividends on shares of Common Stock purchased with optional cash payments on the investment date that coincides with the payment of a dividend. Common Stock dividend payment dates are ordinarily the first business day of March, June, September, and December. We cannot guarantee or assure you that we will continue to pay dividends on this basis. When the Plan agent purchases Original Issue or Open Market Shares, the “investment period” will be the 30-day period beginning on the 26th day of the month preceding the dividend date.

        You may, without withdrawing from the Plan, direct us to return to you any optional cash payment that we are holding upon our receipt of your written request on or before the investment date or the day before the start of the investment period.

13.     How do I make payments?

        You may vary the amount of the optional cash payment at any time. However, you are encouraged to set an investment goal and then send us a fixed amount every month or quarter. You may make a payment by enclosing and sending us a check or money order payable to Southwest Gas Corporation with the Enrollment Form or on the optional cash payment form provided with your statement. In addition, Participants may also make electronic transfers from their checking or savings accounts. Plan investments must be made separately from payments for gas service. Optional cash payments under the Plan cannot be included in a check or money order submitted for payment of gas service or with an invoice for gas service.

EXPENSES

14.	Will I be charged any expenses in connection with the purchase of shares of Common Stock under the Plan?

        No. We do not charge you, and you are not responsible for, any expenses in connection with purchases of Common Stock under the Plan. We will pay all costs of administration of the Plan and any brokerage commissions or service fees incurred in purchasing shares of Common Stock. However, if you request that we sell your shares, we will deduct any related, incurred brokerage commissions or service fees from the sale proceeds that we remit to you.

PRICING AND PURCHASING OF SHARES

15.     How many shares of Common Stock will be purchased for me?

        The number of shares of Common Stock to be purchased for you on any investment date or during the investment period will depend upon the amount of the optional cash payments received since the last investment in the Plan, the amount of your dividends to be reinvested and the price of the Common Stock on the investment date or during the investment period. On each investment date or at the end of each investment period, your Plan account will be credited with that number of shares of Common Stock, including fractional shares computed to four decimal points, equal to the total amount to be invested and reinvested on your behalf, divided by the price of the Common Stock on the investment date or during the investment period. Fractional shares will earn proportionate dividends as declared.

16.     How is the purchase price of shares of Common Stock determined?

        When we purchase Original Issue Shares, the price of the shares of Common Stock will be the composite closing price of the Common Stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association on the investment date or, if no trading in the Common Stock occurs on that date, the composite closing price on the next preceding date on which trading occurred. When the Plan agent purchases Original Issue Shares, the price of the shares will be the weighted average composite closing price of the Common Stock, as reported on the consolidated tape for the New York Stock Exchange listed securities administered by the Consolidated Tape Association, acquired during the investment period. When the Plan agent purchases Open Market Shares, the price of the shares will be the weighted average price of the Common Stock acquired during the investment period.

SAFEKEEPING

17.     Do I have the option of depositing my stock certificate(s) in the Plan for safekeeping?

        Yes. The Plan provides you the opportunity to deposit your Common Stock certificate(s) with the Plan for safekeeping. By taking advantage of this option, you will eliminate the risk and inconvenience associated with the loss, misplacement or destruction of your certificate(s). By participating in the Plan through this option, you have the opportunity to buy additional shares of Common Stock, sell shares and reinvest your dividends through the Plan. You also have the opportunity to receive your dividends in cash. (See also Question 2 above)

PARTICIPANT ACCOUNTS AND RECORDS

18.     What records and accounts will you maintain for me?

        We will maintain a Plan account for you. We will credit to your Plan account all shares of Common Stock purchased for you under the Plan. When we issue to you certificate(s) for shares or when we sell shares for your Plan account, we will withdraw those shares from your Plan account.

19.     What Plan reports will you send me?

        You will receive a statement of your Plan account after each dividend and after any other Plan account activity. THESE STATEMENTS ARE YOUR CONTINUING RECORD OF THE COST OF YOUR PURCHASES AND SHOULD BE RETAINED FOR INCOME TAX PURPOSES. In addition, you will receive each amended prospectus for the Plan and copies of all communications sent generally to other holders of Common Stock, including our quarterly reports to shareholders, our annual report to shareholders, notice of annual meeting and proxy statement and tax information with respect to dividends paid. You are entitled to vote all shares of Common Stock, including fractional shares, held in your Plan account, and you will receive a Plan proxy enabling you to vote your shares. (See also Question 28 below)

WITHDRAWAL AND TERMINATION

20.     When may I withdraw from the Plan?

        You may withdraw from the Plan by providing a written request to us. You must arrange for your request to be signed by all registered holders listed on your Plan account. We will generally process these requests weekly. During the periods commencing three business days prior to the ex-dividend date for a particular dividend through the payment date for that dividend, we will not process withdrawals. If we receive your request within three business days of the ex-dividend date for a particular dividend and on or before the record date for that dividend, we will process the request after the record date. If we receive your request after the record date and on or before the investment date or investment period for that dividend, we will not process your request until we reinvest that dividend in your Plan account. (See also Question 23 below)

21.     How do I withdraw from the Plan?

        In order to withdraw from the Plan, you must notify and instruct us in writing to either issue to you a certificate of the whole shares of Common Stock in your Plan account or deliver to you the proceeds of sale. You must arrange for your request to be signed by all registered holders listed on your Plan account. We will sell fractional shares in all cases. On or prior to requesting the sale of shares or the sale of fractional shares, we must have a certified tax identification number on file to avoid federal income tax withholding.

22.     Can you terminate me as a Participant?

        Yes. Our administrative costs for each Plan account do not justify inactivity. We reserve the right to terminate your Plan account if you have not invested or reinvested a minimum of $100 in any twelve-month period. In addition, we reserve the right to terminate your Plan account if your check or other form of remittance has not been honored.

23.     What happens upon my withdrawal from, or the termination or discontinuance of, the Plan?

        When you withdraw from the Plan or when we terminate your Plan account or discontinue the Plan, we will issue certificates for all shares of Common Stock credited to the Plan accounts within 30 days of such event and at such time we will make cash payments for fractional shares. We will sell fractional shares through the Plan agent, and we will deduct any brokerage commissions or service fees from the sale proceeds before we make the cash payment.

        In the alternative, you may request that we sell all of the shares of Common Stock, both whole and fractional, credited to your Plan account. If you request a sale, the Plan agent will sell the shares. If we receive the request within three business days of the ex-dividend date for a particular dividend and on or before the record date for that dividend, we will process the request after the record date. If we receive the request after the record date and on or before the investment date or investment period for that dividend, we will not process the request until that dividend is reinvested in your Plan account. We will charge to you any related brokerage commissions or service fees, and you will receive the sale proceeds less these amounts.

        If we receive your withdrawal request on or before the record date for a particular dividend, we will pay directly to you that dividend and all subsequent dividends upon shares of Common Stock registered in your name. If we receive your withdrawal request after the record date, we will not process the request until we reinvest that dividend in your Plan account. Once we process the request, we will pay directly to you all subsequent dividends upon shares registered in your name.

        If we receive your withdrawal request on or before the investment date or the day before the start of the next investment period, we will return any payment that we are holding. If we receive your withdrawal request after such dates, we will reinvest any payment that we are holding.

24.     Is there a grace period to re-enroll in the Plan?

        No. You may re-enroll in the Plan at any time after you have withdrawn from the Plan, as long as you continue to qualify under the terms of the Plan. (See also Questions 5 through 8 above)

OTHER INFORMATION

25.     Will you issue certificates for shares of Common Stock purchased under the Plan?

        Yes. Upon your request to us, we will issue to you certificates for shares of Common Stock purchased under the Plan. You may withdraw from your Plan account whole shares up to the number credited to your Plan account. We will continue to credit your Plan account any remaining full and fractional shares. We will register the certificates for shares issued to you in the same name or names in which your Plan account is maintained. We will either reinvest or pay in cash dividends on all of your shares, including those shares for which certificates have been issued, as provided under the Plan. (See also Question 8 above) We will not issue certificates for fractional shares under any circumstances.

26.     May I request that you sell a portion of the shares of Common Stock held in my Plan account?

        Yes. Upon receipt of a written request, we will withdraw and sell, through the Plan agent, any number of whole shares of Common Stock credited to your Plan account, provided that you maintain a minimum of 100 shares in your Plan account. We will charge you for any related brokerage commissions or service fees, and you will receive the sale proceeds less these amounts.

        If we receive the partial withdrawal request within three business days of the ex-dividend date for a particular dividend or between that date and the record date for that dividend, we will process the request after the record date. We will either reinvest, or pay in cash, dividends on the shares of Common Stock as provided for in the Plan. (See also Question 8 above) On or prior to requesting the sale of shares, we must have a certified tax identification number on file to avoid federal income tax withholding.

27.     May I pledge or assign shares of Common Stock in my Plan account?

        No. You may not pledge or assign shares of Common Stock credited to your Plan account. If you wish to assign or pledge shares, you must request that certificates for the shares be issued in your name.

28.     How will my shares of Common Stock be voted at meetings of shareholders?

        You will receive Plan proxy cards covering the number of full and fractional shares of Common Stock held under your Plan account, thereby enabling you to vote your shares. If you return to us a proxy card that is properly signed and marked for voting, all of the shares covered by the proxy card will be voted as marked. If no instructions are indicated on a properly signed and returned proxy card, your shares will be voted in accordance with our recommendations. If the Plan proxy card is not returned, a Participant’s shares may be voted only if the Participant or a duly appointed representative votes in person at the meeting.

29.     What are your and the Plan agent’s liabilities under the Plan?

        The Plan provides that we and any Plan agent will not be liable for any act done in good faith or any good faith omission, including, without limitation, (i) any claim of liability arising out of failure to terminate your Plan account upon your death prior to our receipt of legally sufficient instructions to do so, (ii) with respect to prices at which shares of Common Stock are purchased or sold for the Participant’s account, (iii) the times when such purchases or sales are made or (iv) with respect to any fluctuation in the market value after the purchase or sale of shares.

        YOU SHOULD RECOGNIZE THAT NEITHER WE NOR THE PLAN AGENT CAN ASSURE YOUR PROFITS OR PROTECT YOU AGAINST LOSSES IN THE VALUE OF THE SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN OR ASSURE YOU OF ANY FUTURE DIVIDENDS.

        This Plan is purely voluntary on our part. Neither the Plan’s establishment nor any amendment nor the creation of any Plan account will be construed as giving Participants any legal or equitable rights against us or the Plan agent unless specifically provided for in the Plan or conferred by the Plan agents’ or our affirmative actions according to the terms and provisions in the Plan. Such actions will not be construed as giving any employee the right to be retained in our service.

30.     May you modify, suspend or discontinue the Plan?

        Yes. We reserve the right to suspend, modify or discontinue the Plan at any time and to interpret and regulate the Plan as we deem necessary or desirable in connection with the operation of the Plan. We will mail to you notice of any suspension, modification or termination at the address shown in our records. (See also Question 23 above)

31.     What happens if you make a rights offering?

        As a shareholder, we will notify you of a rights offering. Upon receiving notification that rights are exercisable, you should instruct us, before the rights expire, to exercise the rights. If we do not timely receive those instructions, the Plan agent will sell the unexercised rights on the open market and proportionally credit your Plan account to the extent the rights are not exercised with the proceeds for investment on the next investment date or investment period.

32.     What happens if you declare a stock split or issue a stock dividend?

        In the event of a stock split or stock dividend, we will proportionally credit your Plan account the additional shares of Common Stock attributable to your interest in the Plan.

33.     May I obtain a complete text of the Plan?

        Yes. You may request a copy of the Plan from Shareholder Services.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

        We believe the following is an accurate summary of some of the important federal income tax consequences of participation in the Plan as of the date of this prospectus. It is based on the Internal Revenue Code, applicable Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this prospectus and all of which are subject to change, including changes with retroactive effect. It does not apply to tax-exempt shareholders or those holding shares through a tax-advantaged account, such as a 401(k) Plan or Individual Retirement Account. This summary may not reflect every possible situation that could result from participation in the Plan, and, therefore, you are advised to consult your own tax advisors with respect to the tax consequences (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation.

        In general, cash dividends paid by us and reinvested under the Plan are includable in your income, for federal tax purposes, as if you actually received them in cash. Under this general rule, the tax basis for federal income tax purposes of any shares of Common Stock acquired through the Plan will be the price at which the shares are credited to your Plan account as described in the section entitled “Pricing and Purchasing of Shares.” In connection with open market purchases, brokerage commissions paid by us on your behalf are treated as distributions subject to federal income tax in the same manner as dividends. The amounts paid for brokerage commissions are, however, includable in the tax basis of shares purchased. The information return sent to you and the Internal Revenue Service following the end of each year, if so required, will show such amounts paid on your behalf. Your holding period for shares acquired through the Plan will begin on the day after the date the shares are credited to your Plan account.

        You will not realize a gain or loss for federal income tax purposes on the transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You generally, however, will realize a gain or loss on the sale of any of your shares (including the receipt of cash for a fractional share) held in the Plan. The amount of gain or loss generally will be the difference between the amount you receive for the shares and the tax basis of those shares. In order to determine the tax basis of your shares acquired through the Plan, you should retain all of your transaction statements.

        If you are a U.S. shareholder electing to participate in the Plan, you must provide your Taxpayer Identification Number (generally, your Social Security Number) or certify that you are exempt from backup withholding. Failure to provide a correct Taxpayer Identification Number will result in backup withholding at the current federal rate. Withholding also may occur upon notification from the Internal Revenue Service directing the Plan to institute backup withholding. If you are subject to backup withholding, only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan.

        If you are a foreign shareholder electing to participate in the Plan and your dividends are subject to U.S. federal income tax withholding, only the amount of dividends net of any withholding tax will be available for reinvestment under the Plan. The statements confirming purchases made for a foreign participant will indicate that tax has been withheld.

        We will send you a year-end statement which will include information for that year regarding total dividends paid on Plan shares of Common Stock. In addition, following the end of each year, we will send you an Internal Revenue Service Form 1099-DIV showing total dividends paid to you during the year, whether or not they are reinvested under the Plan. You should retain both statements for tax reporting purposes.

PLAN OF DISTRIBUTION

        Shares of Common Stock for Participants under the Plan will either be directly purchased from us or through the Plan agent in the open market. We will pay any brokerage commissions or service fees for purchases of shares of our Common Stock under the Plan and all costs for administration of the Plan. (See also Question 14 above)

INTERESTS OF NAMED EXPERTS AND COUNSEL

        Mr. Robert M. Johnson, Esq., our Assistant General Counsel, has given an opinion to the SEC upon the validity of the shares of Common Stock being registered. We employ Mr. Johnson on a full-time basis.

EXPERTS

        The consolidated financial statements, as of and for the years ended December 31, 2003 and 2002, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

        The consolidated financial statements as of December 31, 2001 and for the year then ended incorporated by reference in this prospectus were audited by Arthur Andersen LLP. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the incorporation by reference in this prospectus of the report dated February 8, 2002 of Arthur Andersen LLP on Southwest Gas Corporation’s 2001 consolidated financial statements as required by the Securities Act. Therefore, in reliance on Rule 437a promulgated under the Securities Act we have dispensed with the requirement to file a written consent from Arthur Andersen LLP with this prospectus. As a result, the ability of persons who purchase our securities pursuant to this prospectus to assert claims against Arthur Andersen LLP may be limited, and they may not have an effective remedy against Arthur Andersen LLP for any untrue statements of a material fact contained in Arthur Andersen’s report or the financial statements covered thereby or any omissions to state a material fact required to be stated therein.

DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Section 317 of California’s General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with the Securities Act.

        Pursuant to our Restated Articles of Incorporation and Amended Bylaws, and in accordance with applicable law, our directors and officers are generally indemnified against judgments, expenses and other amounts actually and reasonably incurred by or imposed upon them in connection with or arising out of any action in which they were or are parties or are threatened to be made parties by reason of their being or having been a director or officer of our company. In addition, we have entered into indemnification agreements with certain officers and directors which provide for indemnification to the full extent permitted by California law.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or any agent, dealer or underwriter. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

SOUTHWEST GAS CORPORATION

DIVIDEND REINVESTMENT

AND

STOCK PURCHASE PLAN

1,000,000 Shares

COMMON STOCK, $1 Par Value

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

*	SEC registration fee	$2,910.30
*	Stock exchange listing fees	4,000.00
*	Printing expenses	12,000.00
*	Accounting fees and expenses	10,000.00
*	Legal fees and expenses	10,000.00
*	Miscellaneous	10,000.00

	TOTAL	$48,910.30

* Estimated

        Other than the expenses listed above and annual administration costs of approximately $25,000, no other significant expenses of issuance and distribution are expected to arise since the purchase of the 1,000,000 shares of the Company’s Common Stock, $1 par value, will be made directly from the Company with no underwriting discounts or commissions payable.

Item 15.   Indemnification of Directors and Officers

        Section 317 of the General Corporation Law of California provides that a corporation has the power, and in some cases is required, to indemnify an agent, including a director or officer, who was or is a party or is threatened to be made a party to any proceeding, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. Article VIII of the Registrant’s Bylaws provides for the indemnification of directors, officers and agents as allowed by statute. In addition, the Registrant has purchased directors and officers insurance policies which provide insurance against certain liabilities for directors and officers of the Company.

Item 16.   Exhibits

Exhibit No.	Description of Exhibit

5.1	Opinion of Counsel of the Company regarding legality of the securities to be registered

23.1	Consent of Counsel of the Company (included in opinion filed as Exhibit 5.1 to this Registration Statement)

23.2	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

24.1	Powers of Attorney

Item 17.   Undertakings

The undersigned Registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

        (ii)     To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

        (iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on August 11, 2004.

By	SOUTHWEST GAS CORPORATION /s/ JEFFREY W. SHAW Jeffrey W. Shaw Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.
Signature	Title	Date

/s/ JEFFREY W. SHAW	Director, Chief Executive Officer	August 11, 2004
(Jeffrey W. Shaw)	(Principal Executive Officer)

/s/ GEORGE C. BIEHL	Director, Executive Vice President,	August 11, 2004
(George C. Biehl)	Chief Financial Officer and
Corporate Secretary
(Principal Financial Officer)

/s/ ROY R. CENTRELLA	Vice President, Controller and	August 11, 2004
(Roy R. Centrella)	Chief Accounting Officer
(Principal Accounting Officer)

II-3
Signature	Title	Date

/s/ THOMAS E. CHESTNUT *	Director	August 11, 2004
(Thomas E. Chestnut)

/s/ MANUEL J. CORTEZ *	Director	August 11, 2004
(Manuel J. Cortez)

/s/ RICHARD M. GARDNER *	Director	August 11, 2004
(Richard M. Gardner)

/s/ LEROY C. HANNEMAN, JR. *	Director	August 11, 2004
(Leroy C. Hanneman, Jr.)

/s/ THOMAS Y. HARTLEY *	Chairman of the Board	August 11, 2004
(Thomas Y. Hartley)	of Directors

/s/ JAMES J. KROPID *	Director	August 11, 2004
(James J. Kropid)

/s/ MICHAEL O. MAFFIE *	Director	August 11, 2004
(Michael O. Maffie)

/s/ MICHAEL J. MELARKEY *	Director	August 11, 2004
(Michael J. Melarkey)

/s/ CAROLYN M. SPARKS *	Director	August 11, 2004
(Carolyn M. Sparks)

/s/ TERRANCE L. WRIGHT *	Director	August 11, 2004
(Terrance L. Wright)

* By /s/ GEORGE C. BIEHL
(George C. Biehl)
Attorney-in-fact

II-4 Exhibit Index

Exhibit Number	Description

5.1	Opinion of Counsel of the Company regarding legality of the securities to be registered

23.1	Consent of Counsel of the Company (included in opinion filed as Exhibit 5.1 to this Registration Statement)
23.2	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

24.1	Powers of Attorney